Exhibit 10.1

Senior Secured Promissory Note and Security Agreement

Aggregate Principal Amount:
US $8,000,000.00	April 24,2012

IFMI, LLC, a Delaware limited liability company (the “Company” or “Maker”), having an address at 2929 Arch Street, 17th Floor, Philadelphia, PA 19104, for value received, hereby promises to pay to the order of PrinceRidge Holdings LP, a Delaware limited liability partnership (the “Payee”), the principal amount of Eight Million and 00/100 Dollars ($8,000,000.00), or so much thereof as shall have been advanced and shall remain unpaid, plus interest on the principal balance thereof from time to time outstanding until the date paid, at the rates set forth below. This Senior Secured Promissory Note (this “Note”) is made in connection with the exercise of an option to borrow pursuant to Section 5.05(b) of the Fourth Amended and Restated Limited Liability Company Agreement, dated as of May 31, 2011, of PrinceRidge Partners LLC, a Delaware limited liability company (“PrinceRidge LLC”) and Section 5.05(b) of the Fourth Amended and Restated Limited Partnership Agreement, dated as of May 31, 2011, of PrinceRidge Holdings LP (collectively referred to herein as the “Partnership Agreements”). All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the Partnership Agreements.

The Maker shall pay interest on the unpaid balance of such principal amount from the date hereof until the aggregate principal amount is paid in full as set forth herein. Interest shall be payable quarterly on the 10th day of each of August and November 2012 and February 2013, with the final payment due on the date that is one year from the date of the initial advance under this Note (the “Maturity Date”), in cash at a rate equal to ten percent (10%) per annum (“Interest”). All payments of principal, Interest and fees shall be made in lawful money of the United States of America in cash or by wire transfer at the address of Payee set forth on the signature page hereof or such other address as Payee may designate in writing to the Maker. All payments hereunder shall be made without reduction by reason of any set-off, defense or counter-claim whatsoever. The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon, together with all other amounts due and payable hereunder, shall, unless sooner accelerated in accordance with the terms of this Note, be due and payable in full on the Maturity Date.

The Maker may borrow amounts hereunder from time to time upon written request to Payee for an advance, but in no event shall Payee be required to make any advance hereunder after May 10, 2012. Payee shall have no obligation to make any advance hereunder if making the same would cause the total amount advanced under this Note to exceed Eight Million and No/100 Dollars ($8,000,000.00). The Maker will request advances hereunder by executing and delivering to Payee a written request for advance and certification, which will include a certification from the Maker that all representations and warranties made herein by the Maker are true and correct in all respects as of the date of the requested advance, and that no default or Event of Default is continuing hereunder. Subject to the provisions hereof, Payee shall make the requested advance within two business days after receipt of such written request for advance and certification.

1. Representation and Warranties. The Maker represents and warrants to Payee that:

(a) It is a limited liability company duly organized and validly existing in good standing under the laws of its jurisdiction of organization with full power and authority to execute, deliver and perform this Note, that this Note has been duly authorized, executed and delivered by it and constitutes its legal, valid, binding and enforceable obligation and that the execution, delivery and performance of this Note does not and will not violate, constitute a default under or result in a breach of its constitutive documents, any applicable laws or regulations or any material contract, agreement or instrument to which it is a party or by which it or its property may be bound or subject.

(b) The execution and delivery of this Note and grant of a security interest by Maker, and the performance by Maker of its obligations set forth herein, do not require the consent or approval of any person or entity which has not already been obtained.

(c) Maker has conducted its business and operations in compliance with all applicable laws except to the extent that non-compliance therewith would not have a material adverse effect on Maker. Maker is not in default beyond any applicable cure periods under Maker’s certificate of formation or operating agreement. Maker is not in default beyond any applicable cure periods under any material agreement to which it is a party or by which any of its property may be bound except to the extent that any such default would not have a material adverse effect on Maker, and Maker is not in default with respect to any existing indebtedness due third persons.

(d) Other than as disclosed in publicly available filings with the Securities and Exchange Commission (the “SEC”) filed by the parent of Maker (“Parent”) on or after December 31, 2010 (collectively, the “SEC Filings”), Maker has filed all federal, state and local tax returns and other related reports required by any laws to be filed and which are, in each case, material to the conduct of its business, has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable (except to the extent that they are being challenged in good faith), and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable, except for, in each case, such taxes, assessments and other charges as would not, in the aggregate, have a material adverse effect on Maker, Maker’s ability to repay this Note, or Payee’s interest in the Collateral. Other than with respect to uncertain tax positions disclosed in the SEC Filings, Maker has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges due from Maker.

(e) No representation or warranty by Maker contained in this Note, or in any document or financial statements submitted to Payee to obtain the credit evidenced by this Note and set forth on Schedule 1(e) hereto, contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made. Other than as may be disclosed in the SEC Filings, Maker is not aware of any fact which has not been disclosed to Payee in writing which either Maker has determined or Payee has determined (and has notified Maker in writing) materially adversely affects, or which Maker has determined or Payee has determined (and has notified Maker in writing) will materially adversely affect, the properties, business, profit or condition

(financial or otherwise) of Maker, or the ability of Maker to perform its obligations under this Note.

(f) The audited statement of operations and statement of cash flows for the period ended December 31, 2011 and the audited balance sheet as of December 31, 2011, along with the notes thereto, all of which is contained in the Annual Report on Form 10-K filed by Parent with the SEC on March 9, 2012, (i) present fairly the financial condition of Parent, together with its consolidated subsidiaries (including Maker), and the results of Parent’s consolidated operations (including Maker) for the period indicated therein, (ii) were prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”), (iii) with respect to all historical data, are true and accurate in all material respects as of the date thereof, and (iv) are not misleading in any material respect. Other than as may be listed on Schedule 1(f) hereto, there has been no material adverse change in the business, property or condition (financial or otherwise) of Maker since the date of such financial statements. Each Form 10-K and Form 10-Q required by the SEC to be made by Parent since January 1, 2010 has been filed as and when required (except to the extent appropriate extensions have been obtained and remain in effect), and to Maker’s knowledge, each other filing required by the SEC to be made by Parent since January 1, 2010 has been filed as and when required (except to the extent appropriate extensions have been obtained and remain in effect). Neither Parent nor Maker has received written notice of any violation of any law, rule or regulation of the SEC by Parent that has not been disclosed in the SEC Filings or to Payee in writing.

(g) Other than as disclosed in the SEC Filings or to the Payee in writing, there are no actions or proceedings pending, or to Maker’s knowledge, threatened against Maker or any of its property, at law or in equity, or by or before any governmental instrumentality or agency which affects the validity or priority of this Note or the ability of Maker to fulfill its obligations hereunder.

(h) Both immediately prior to and immediately after giving effect to the transactions contemplated by the terms and provisions of this Note, (i) Maker owned and owns assets whose fair value was and is greater than the amount required to pay all of Maker’s debts (including contingent debts), (ii) Maker was and is able to pay all of its debts as such debts come due, and (iii) Maker had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, in each case (clauses (i) through (iii)) as determined in accordance with applicable law.

(i) Other than as may be disclosed in the SEC Filings, there are no transactions, arrangements or other relationships between and/or among the Maker or any of its affiliates (as such term is defined in Rule 405 of the Securities Act of 1933, as amended), on the one hand, and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity, on the other hand, that could materially adversely affect the Maker’s or any of its affiliates’ liquidity or the availability of or requirements for their capital resources that have not been disclosed to Payee in writing.

(j) Other than as may be disclosed in the SEC Filings, there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Maker or any of its affiliates to or for the benefit of any of the officers or directors of the Maker, any of its affiliates or any of their respective family members.

Notwithstanding the foregoing, none of the representations and warranties contained in this Section 1 shall be deemed to cover or apply to Payee or the business of Payee; provided, that for purposes of Section 1(h)(i) Maker’s current interest in Payee shall be included in Maker’s total assets and for purposes of Section 1(h)(ii) the outstanding principal amount of this Note shall be included in Maker’s total liabilities.

Payee acknowledges and represents that neither the current PrinceRidge Managers (as defined in the Partnership Agreements) nor the General Counsel of PrinceRidge has actual (and not imputed) knowledge (without any implied duty to investigate) as of the date hereof that any representation or warranty made herein by Maker is untrue.

2. Affirmative Covenants. So long as any amount remains unpaid hereunder, Maker covenants and agrees as follows:

(a) Maker will promptly pay and discharge when due all federal, state and other governmental taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, other than such taxes, assessments, fees, and charges as may be challenged in good faith by Maker or which would not, in the aggregate, have a material adverse effect on Maker, Maker’s ability to repay this Note, or Payee’s interest in the Collateral.

(b) The primary use of the proceeds of the loan made hereunder shall be to distribute funds to Parent to satisfy early redemptions of the 7-5/8% convertible notes issued by Parent. Maker may also use the proceeds hereof for working capital and general corporate purposes.

(c) Maker will promptly upon the request of Payee provide to Payee such other reasonable information and/or reasonable reports relating to Maker’s business, operations, properties or prospects as Payee may from time to time reasonably request, provided that Maker shall not be required to develop reports or provide information that are not readily available on its current accounting systems, and provided, further, that Maker shall not be required to provide such information or reports with respect to JVB Financial Holdings, L.L.C. and its subsidiaries other than on a consolidated basis with Maker’s other businesses and operations.

(d) Maker will maintain its company existence in its state of organization. Maker will maintain its good standing status in its state of organization except to the extent that any failure to maintain such good standing status would not have a material adverse effect on Maker.

(e) Promptly upon the occurrence thereof, Maker will provide Payee with written notice of any Event of Default (hereinafter defined), or any act, event, condition or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, Maker will promptly advise Payee in writing of any condition, act, event or occurrence which comes to Maker’s attention that would materially prejudice Payee’s rights in connection with any Collateral (hereinafter defined) or this Note, including, if applicable, the material details of any pending or threatened litigation or any other legal or administrative proceeding or investigation pending or threatened against Maker or any lien against the Collateral. Additionally, Maker agrees to provide immediate written notice to Payee of any default with respect to any material obligation for borrowed money, whether now existing or hereafter created, incurred or arising, or if any such obligation becomes or is declared to be due and payable prior to the expressed maturity thereof.

(f) Maker will conduct its businesses and operations in compliance with (i) all applicable laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (ii) the provisions of its charter documents, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders and judgments, except to the extent any violation of the foregoing clauses (i), (iii) or (iv) would not have a material adverse effect on Maker.

(g) Maker will at all times defend Payee’s and Maker’s rights in the Collateral pledged hereunder, against all persons and all claims and demands whatsoever, and will, upon request of Payee (i) furnish such further assurances of title as may be reasonably required by Payee, and (ii) do any other acts reasonably necessary to effectuate the purposes and provisions of this Note, or as required by law or otherwise in order to perfect, preserve, maintain and/or continue the security interests of Payee in the Collateral.

3. Negative Covenants. So long as any obligation remains outstanding hereunder or this Note remains in effect, Maker covenants and agrees that, without the prior written consent of Payee, Maker shall not:

(a) Merge or consolidate with any business, company or enterprise unless the surviving entity resulting from such merger or consolidation expressly assumes the obligations of Maker under this Note.

(b) Sell all or substantially all of Maker’s assets unless the proceeds of such sale are used to fully prepay or otherwise extinguish this Note.

(c) Use all or any part of the loan proceeds to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulations U, T and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.

(d) Reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the date hereof or change its name or corporate form, in each case without providing at least 10 days prior written notice to Payee.

(e) At any time do or perform any act which materially and adversely affects the interests or rights of Payee under this Note or which would materially and adversely affect Payee’s rights and/or remedies under this Note with respect to any Collateral and the validity or priority of Payee’s lien on the Collateral.

(f) Mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral, unless any such lien, security interest or other encumbrance is subordinated to Payee’s lien on the Collateral pursuant to a subordination and intercreditor agreement in form and substance acceptable to Payee and does not adversely affect the priority of Payee’s lien on the Collateral as a first priority lien.

(g) Incur any indebtedness, whether direct or indirect, except for: (i) unsecured indebtedness; (ii) indebtedness outstanding on the date hereof and disclosed in the SEC Filings; (iii) indebtedness that is secured by assets of Maker other than the Collateral; or (iv) indebtedness that is secured by the Collateral, but only if the lien in connection therewith is junior to Payee’s lien on the Collateral established in Section 5 hereof pursuant to a subordination and intercreditor agreement in form and substance acceptable to Payee. Notwithstanding the foregoing, the Maker may incur any additional indebtedness if the proceeds of such additional indebtedness shall be used to prepay or otherwise extinguish this Note.

(h) (i) Modify or amend, in any respect, any of the material terms of any outstanding indebtedness permitted hereunder and issued and/or delivered prior to the date hereof or any of the documents executed in connection therewith if any such modification or amendment would have a material adverse effect on Maker’s ability to pay the obligations hereunder as and when due, or (ii) make any voluntary prepayments of amounts owing pursuant to such indebtedness, in each case, without the prior written consent of Payee.

4. Event of Default. Upon the occurrence of any of the following events (each, an “Event of Default”):

(a) the Maker shall fail to pay any principal, Interest or other amount payable in respect of this Note on the date due and otherwise in accordance with the terms hereof;

(b) the Maker shall default in the observance or performance of any affirmative covenant contained in this Note and that default shall continue unremedied for a period of ten (10) calendar days following notice given by Payee;

(c) the Maker shall default in the observance or performance of any negative covenant contained in this Note;

(d) any representation in this Note shall have been at the time made untrue in any material respect;

(e) if a default beyond any applicable notice or cure period shall occur in connection with any material obligation of Maker (or any material obligation of a joint venture for which Maker is liable) for the payment of borrowed money, whether now existing or hereafter created, incurred or arising, or if any such obligations become or are declared to be due and payable prior to the expressed maturity thereof;

(f) the Maker shall file a petition or commence a proceeding under any bankruptcy, insolvency or similar law of any state or any subdivision thereof or any other nation, state or political entity (whether such petition or proceeding is for relief from debts or for the appointment or authorization of a receiver, trustee, liquidator, custodian or conservator of the Maker or of the whole or substantially all of its property or any other purpose), or there is filed against the Maker any such petition or commenced against the Maker any such proceeding, and any such petition or proceeding filed or commenced against the Maker remains undismissed for a period of sixty (60) calendar days, or if the Maker by any act consents to, approves of or expressly acquiesces in any such petition or proceeding; the Maker shall seek relief under any such law; or the Maker shall make an assignment for the benefit of creditors; or a court of competent jurisdiction shall enter an order, judgment or decree, or enter an order for relief against the Maker in any case commenced under any such law; or

(g) the Maker shall take any other action, or the occurrence of any other event caused by Maker, which is deemed an Involuntary Transfer under the Partnership Agreements; then, after Payee notifies Maker of such Event of Default in writing (the “Default Notice”) and a period of thirty (30) days has elapsed after Maker’s receipt of the Default Notice (such 30-day period, the “Notice Period”) without such Event of Default being cured, Payee may, by written notice to the Maker (the “Acceleration Notice”), declare this Note to be forthwith due and payable, as to principal, Interest and all other amounts owing hereunder and may exercise all of its rights and remedies against the Collateral as set forth below; provided, however, that upon the occurrence of an Event of Default described in clause (f) above, all amounts due under this Note shall automatically be due and payable without the requirement of any notice to the Maker or any further act of the Payee. At any time during the Notice Period with respect to any Event of Default, Maker may cure such Event of Default, and if all then existing Events of Default for which a Default Notice has been provided are cured, no Acceleration Notice shall be provided with respect to such cured Events of Default. The remedies provided herein, which may be exercised only after the end of the Notice Period and after delivery of the Acceleration Notice, shall be cumulative and in addition to any other remedy available to the Payee under this Note, the Partnership Agreements or under applicable law, or otherwise. No delay on the part of Payee in exercising any rights hereunder shall operate as a waiver of such rights. For the avoidance of doubt, to the extent that the exercise by Payee of any remedy or right hereunder would require the vote or action of the Board of Managers of Payee, the exercise of any such remedy or right shall be considered an Interested Transaction pursuant to the terms of the Partnership Agreements, and any foreclosure by the Payee upon the Collateral pursuant to the terms of this Note shall be an Involuntary Transfer pursuant to the terms of the Partnership Agreements. Nothing herein shall be construed to limit or otherwise infringe upon any rights of Maker during the Notice Period, including its voting rights under the Partnership Agreements, its rights to designate the IFMI Managers to the Board of Managers, or the rights of any IFMI Manager to vote as a member of the Board of Managers with respect to any matter. Notwithstanding anything set forth in this Note to the contrary, Payee agrees that following an Event of Default (other than an Event of Default pursuant to clause (f) above), it will not take action to foreclose upon its security interest in the Collateral during the Notice Period.

5. Grant of Security Interest. To secure all of Maker’s obligations under this Note, Maker hereby grants, pledges, and transfers to Payee a first priority security interest in all of Maker’s right, title and interest in and to 100% of Maker’s Capital Account in Payee and PrinceRidge LLC and 100% of Maker’s Units in Payee and PrinceRidge LLC held on the date hereof: including, without limitation, all of Maker’s right, title and interest in and to any and all distributions, proceeds and any other amounts payable to Maker, whether cash or otherwise, with respect to the foregoing, whether now owned or hereafter acquired (collectively, the “Collateral”). Maker and Payee acknowledge and agree that (i) the balance of Maker’s Capital

Account in Payee is $38,959,699.90 and in PrinceRidge LLC is $33,277.76 (each as of March 31, 2012), (ii) Maker owns 264,488 Profit Units and 267,153 Equity Units of Payee and 2,500 Profit and Equity Units of PrinceRidge LLC and (iii) Maker owns the Collateral free and clear of all liens, security interests, claims, charges, restrictions and encumbrances whatsoever, and no part of the Collateral is subject to any previous assignment. Payee shall have all rights and remedies of a secured party under the New York Uniform Commercial Code, and all other applicable laws, provided that Payee shall not be permitted to acquire any of the Collateral or retain the Collateral for its own account. Except to the extent permitted in this Note, Maker shall keep the Collateral free and clear of all liens, security interests, claims, charges, restrictions and encumbrances whatsoever, and shall not sell, assign, pledge, transfer, mortgage or otherwise dispose of all or any part of the Collateral. Payee is hereby authorized to file a UCC-1 financing statement (the “UCC-1”) among the records of Maker’s jurisdiction of formation that describes the Collateral, and Maker hereby represents that upon such filing, Payee shall have a valid and perfected first priority lien on and security interest in the Collateral. Additionally, to further evidence the foregoing security interest, Maker shall execute and deliver to Payee a blank assignment and assumption agreement with respect to the Units. In addition to all rights and remedies available under the New York Uniform Commercial Code and under other applicable law, Payee shall have the right for and in the name, place and stead of Maker, to execute endorsements, assignments and other instruments of conveyance or transfer with respect to all or any part of the Collateral following an Event of Default and the expiration of any applicable Notice Period. In furtherance of the foregoing, Maker hereby irrevocably appoints Payee as Maker’s attorney-in-fact and proxy solely to, following an Event of Default and the expiration of any applicable Notice Period, receive, endorse and collect all instruments made payable to Maker representing any dividend, interest payment or other distribution in respect of any Collateral and to give full discharge for the same. This power is coupled with an interest and is irrevocable. In the event of a sale of all or any part of the Collateral by Payee such sale may include a best efforts auction process whereby bids by current holders of Units will be accepted. At the request of Payee, Maker shall execute such further documents as Payee may from time to time request to record or perfect any sale of the Collateral and/or Collateral assignment to a foreclosure purchaser or to more fully carry out the intent hereof. Maker shall remain liable for any deficiency resulting from any sale of the Collateral, or any part thereof, in accordance with this Note and shall pay any such deficiency forthwith on demand. Upon payment in full of all obligations under this Note (other than contingent indemnification claims) and termination of all of Payee’s commitments to lend hereunder, (x) Payee’s lien on the Collateral shall immediately, and without any required action by any party, be released, and (y) Payee shall promptly file a statement terminating the UCC-1, and if Payee does not file such termination statement within three (3) business days of such payment in full, Maker is hereby authorized to do so.

6. Prepayment. This Note may be prepaid in whole or in part at any time and from time to time without premium, penalty or fee, together with Interest accrued on the amount prepaid to the date of any such prepayment.

7. Indemnification. The Maker hereby indemnifies and holds harmless the Payee, its affiliates and each of their respective directors, officers, employees, agents, legal counsel and advisors (each an “Indemnified Party”) from and against any and all actions, claims, damages, losses, liabilities, fines, penalties, costs and expenses of any kind (including, without limitation, counsel fees and disbursements in connection with any subpoena, investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto) which may be incurred by the Indemnified Party or which may be claimed against the Indemnified Party, in each case as a result of any claim or action by a third party (other than any member of the Board of the Managers) by reason of or in connection with the execution, delivery or performance of this Note or any transaction contemplated by, or action taken or omitted to be taken by the Payee under, this Note; provided, however, that no Indemnified Party hereto shall be entitled to indemnification against losses or damages to the extent such losses or damages arise out of such Indemnified Party’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Nothing in this paragraph is intended to limit the Maker’s obligations contained elsewhere in this Note or in the Partnership Agreements. Without prejudice to the survival of any other obligation of the Maker hereunder, the indemnities and obligations of the Maker contained in this paragraph shall survive the payment in full of all obligations hereunder.

8. Payments by Maker. Except as otherwise provided herein, all payments made by the Maker hereunder will be made without setoff, counterclaim or other defense. All such payments shall be free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges, fees, withholding, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities.

9. Waivers. Other than as specifically provided herein, the parties hereto, including the Company and all endorsers of this Note, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. Maker hereby acknowledges that all rights and interests of Payee hereunder and all agreements and liens and all obligations of Maker hereunder, shall remain in full force and effect and shall be absolute and unconditional irrespective of any circumstance which might otherwise constitute a defense available to, or a discharge of Maker in respect of its obligations hereunder (other than payment in full of this Note and termination of all of Payee’s commitments to lend hereunder).

10. Transfers. Payee may not transfer all or any portion of this Note or any of its rights hereunder without the consent of the Company. Upon any such transfer consented to by the Company, the Company will prepare a new Note in the denomination indicated by Payee, deliver such new Note as instructed by the Payee and make appropriate entries on the Note registry maintained at the Company’s offices. The Company may treat the person in whose name this Note is registered on the Note registry maintained at such office as the holder hereof for all purposes and the Company shall not be affected by any notice to the contrary.

11. Successors and Assigns. Subject to Section 10, this Note shall be binding upon and shall inure to the benefit of the Company, Payee and their respective successors and assigns, provided that the Company may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Payee.

12. Savings Clause. Notwithstanding the foregoing or any other provision contained in this Note, nothing herein contained shall authorize or permit the exaction by or payment of interest to Payee where the same would be unlawful or prohibited by any applicable law or would violate the applicable usury law of any jurisdiction. In any such event, this Note shall automatically be deemed amended to permit interest charged at an amount equal to, but not greater than, the maximum permitted by law.

13. Payments. Whenever any payment of principal of or interest on this Note or payment of any other amount due hereunder shall be stated to be due on a day that is not a Business Day such payment shall be due on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest, if any, due in connection with any such payment. For the purposes hereof, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law to close.

14. Amendments. This Note may be amended only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought.

15. Notices. Except as otherwise provided herein, all notices, demands and other communications (“notices”) to either party hereto under this Note shall be in writing and shall be delivered or sent to the attention of the General Counsel, the Chief Operating Officer and the Chief Financial Officer of such party at the address shown below its name on the signature pages hereof, or to such other address as may be given by proper notice. Any notice given hereunder shall not be deemed effective until actually received.

16. Expenses. The Maker hereby agrees to pay on demand all costs and expenses (including without limitation, all fees and expenses of counsel to the Payee) incurred by the Payee in connection with the enforcement of Payee’s rights, and the collection of all amounts due, hereunder.

17. Governing Law. THIS NOTE AND ANY DOCUMENTS AND INSTRUMENTS DELIVERED IN CONNECTION HEREWITH AND THE RIGHTS AND DUTIES OF THE MAKER AND PAYEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK). THE MAKER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE MAKER BY MAIL AT THE ADDRESS OF SUCH PERSON AT ITS PRINCIPAL PLACE OF BUSINESS OR RESIDENCE, IF AN INDIVIDUAL. THE MAKER AND PAYEE HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

18. Waiver of Jury Trial. The parties hereto knowingly, voluntarily and expressly waive all right to trial by jury in any action, proceeding or counterclaim enforcing or defending any rights arising out of or relating to this Note.

19. Invalidity. Invalidation of any one or more of the provisions of this Note shall in no way affect any of the other provisions of this Note which shall remain in full force and effect.

20. Offset/Deductions. Maker hereby acknowledges and agrees that Payee has the right to offset against the obligations owing hereunder, without notice, any and all cash, credits, distributions or repurchase proceeds owing to Maker in accordance with Section 7.03, Section 8.03, Section 10.01(c) and otherwise in accordance with the terms of the Partnership Agreements.

21. No Stay in Event of Bankruptcy. Maker acknowledges and agrees that (i) in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against Maker, it shall not seek a ruling or request any other party to seek a ruling to enforce or extend the automatic stay provided by Section 362 of the Bankruptcy Code, or seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, or in law or in equity, to stay, interdict, condition, reduce, or inhibit the ability of Payee to enforce any rights it has by virtue of this Note, at law or in equity, or any other rights Payee has, whether now or hereafter acquired, against any person or entity which is not a debtor in such bankruptcy proceedings or against any property owned by any such non-debtor; and (ii) Payee shall be entitled to, and Maker hereby agrees that Payee shall have, relief from the automatic stay in bankruptcy or any similar or supplemental stay to exercise all of its rights and remedies under this Note and applicable law.

22. Continuing Enforcement. If, after receipt of any payment of all or any part of this Note, Payee is compelled or reasonably agrees, for settlement purposes, to surrender such payment to any person or entity upon reasonably determining that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds, then this Note shall continue in full force and effect or be reinstated, as the case may be, and Maker shall be liable for, and shall indemnify, defend and hold harmless Payee with respect to the full amount so surrendered. The provisions of this Section shall survive the cancellation or termination of this Note and shall remain effective notwithstanding the payment of the obligations evidenced hereby, the release of any security interest, lien or encumbrance securing this Note or any other action which Payee may have taken in reliance upon its receipt of such payment. Any cancellation, release or other such action shall be deemed to have been conditioned upon any payment of the obligations evidenced hereby having become final and irrevocable.

[Remainder of Page Intentionally Blank; Signature Page and Schedules Follow]

IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by duly authorized representatives of the Company.

IFMI, LLC

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	Chief Executive Officer
Address:
2929 Arch Street
Philadelphia, PA 19104
Attention: Chief Executive Officer

ADDRESS OF PAYEE:

c/o PrinceRidge Holdings LP
1633 Broadway
28th Floor
New York, New York 10019
Attn: General Counsel and Chief Operating Officer

Acknowledged and Accepted:

PrinceRidge Holdings LP

By:	/s/ John P. Costas
Name:	John P. Costas
Title:	Chairman

By:	/s/ Michael T. Hutchins
Name:	Michael T. Hutchins
Title:	Chief Executive Officer

[Signature Page to Secured Promissory Note]

Schedule 1(e)

IFMI Projected Cash Balances 3/31/12 to 3/31/13

Schedule 1(f)

•	1Q12 negative mark-to-market adjustment of $5,420,760 (as currently estimated) in the value of the Company’s indirect investment in Star Asia Finance.

•

1Q12 payment by IFMI LLC of the $2,250,000 contribution to a non-ordinary course legal settlement related to the Leawood matter, on behalf of the Company’s wholly-owned subsidiary Cohen & Company Financial Management LLC, which was party to the related settlement.

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